EXHIBIT 23.1

Consent of the Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Clene Inc. of our report dated March 26, 2021, relating to the financial statements which appear in Clene Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah

March 26, 2021